Registration No.  ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KOKO LTD.
(Name of small business issuer in its charter)

Nevada	3571
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

KOKO LTD.	The Corporation Trust Company of Nevada
12901 South Buttercup Lane	6100 Neil Road, Suite 500
Spokane, Washington 99224	Reno, Nevada 89015
(509) 991-5761	(775) 322-0626
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	3,167,500	$0.20	$633,500	$73.55

Total	3,167,500	$0.20	$633,500	$73.55

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

KOKO LTD.
3,167,500 Shares of Common Stock

We are registering for sale by selling shareholders 3,167,500 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.  We are paying all expenses incidental to the registration of the shares.

Our common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTC BB”) under the symbol “KOKX” and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTC BB on May 24, 2011, was $0.17.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated under the laws of the state of Nevada as KOKO LTD., on June 19, 2007.  We have just started our operations.  We are engaged in the business of designing, manufacturing and marketing a steak timer.

Our principal executive offices are located at 12901 South Buttercup Lane, Spokane, Washington 99224.  This is our mailing address as well. Our telephone number is (509) 991-5761.  Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	3,167,500 shares of common stock
Offering price per share	$0.20
Net proceeds to us	None
Number of shares outstanding before the offering	8,587,500
Number of shares outstanding after the offering if all of the shares are sold	8,587,500

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	March 31, 2011	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$190,403	$206,586	$156,057
Total Liabilities	$1,208	$1,000	$10,807
Stockholders’ Equity	$189,195	$205,586	$145,250

	Three months Ended	Year Ended	Year Ended
	March 31, 2011	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$60	$5,760	$0
Total Expenses	$19,914	$61,924	$75,530
Net Loss	$(19,892)	$56,164	$75,530

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed.

Risks associated with KOKO LTD.:

1.  Our auditor has issued a going concern opinion.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

2.  We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on June 19, 2007 and we had limited business operations and revenues.  Our net loss since inception is $195,405.  To achieve and maintain profitability and positive cash flow we are dependent upon:

*           our ability to generate revenues
*           our ability to generate a profit.

Based upon current plans, we expect to incur operating losses in future periods. This may happen because we may not be able to generate enough positive cash flow from the sale of enough steak timers to offset the expenses of operating a public company.  As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

3.  Because we are small and do not have much capital, we may have to limit our manufacturing and marketing activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our activities. As such we will not be able to compete with large entities that manufacture and market food timers.  In that event we are unable to attract sufficient customers to our product, we will not generate profits.  It that occurs, you will lose your investment.

4.  Because Messrs. Ruff and Littler have other outside business activities, they only devote 10% of their time, or four hours per week to ours to our operations and as a result, our operations are sporadic which may result in periodic interruptions or suspensions of our activities.

Because Gregory Ruff and Craig Littler, our officers and Mr. Ruff our sole director have other outside business activities, they will devote 10% of their time, or four hours each per week to our operations.  As a result, our operations are sporadic and occur at times which are convenient to Messrs. Ruff and Littler.  As a result, our operations may be periodically interrupted or suspended.

5.  We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients with other manufacturers of food timer.

The appliance industry is very competitive.  We are part of that industry.  We are at a competitive disadvantage in attracting clients due to our very small size and limited scope of our product. In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than we are and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

6.  We do not own any patents or copyrights covering our product.

Even though we are currently applying for a patent, we do not own any patents or copyrights.  Our steak timer needs the user to input two variables for each steak to make it work.  A patent on this formula was issued long ago and has since expired.  However, because of some unique additional functions our steak timer provides the user in this process, management has determined to proceed and apply for an expansion of this process and file for a patent application on it.  If we infringe on any patents or copyrights, we will be liable for damages and may be enjoined from conducting our proposed business.  Further, because we have no patent or copyright covering our product, someone could use the information and compete with us and we will have no recourse against him.

7.  We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow.

Our future capital requirements depend on a number of factors, including our ability to grow, our net sales, and the management of our business. If we are to substantially grow, it is likely we will need to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

8.  Because we have only two officers and one director who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only two officers and one director who is also one of our officers. They are responsible for our managerial and organizational structure, which include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. As such, they are responsible for the administration of the controls. Should they not properly administer the controls, we may be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

9.  Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

Our common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTC BB”) under the symbol “KOKX” and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTC BB on May 24, 2011, was $0.17.

10.  Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

11.  There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. Federal Securities Laws.  These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

12.  Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

13.  The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	Success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors’ general perception of us; and
*	changes in general economic, industry and market conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at prevailing market prices on the over the counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We anticipate that we will initially be a “penny stock.” The Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person’s account for transactions in penny stocks; and
*	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

*	obtain financial information and investment experience objectives of the person; and
*
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

*	sets forth the basis on which the broker or dealer made the suitability determination; and
*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

We are a start-up corporation and have generated only a small amount of revenue from our business operations.  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have generated little revenues to date after commencing our marketing efforts in August, 2010.  There is no assurance we will ever reach this point.

We are a development stage corporation and have not yet generated significant or continuing revenues from our business operations.  Our auditors have issued a going concern opinion on the financial statements for the year ended December 31, 2010. We raised $3,500 from the sale of 17,500 shares of common stock during the quarter ended March 31, 2011.  We anticipate increased sales of our product during the next twelve months.  There is no assurance that sales will materially increase during the next twelve months or that the current working capital position will be sufficient to meet unexpected obligations within that same time period.

Material Changes in Results of Operations at March 31, 2011

During the three months ended March 31, 2011, we had minimal revenues of $60 and incurred operating expenses of $19,914, which were primarily comprised of legal and accounting fees and office expenses. During the comparable three month period ended March 31, 2010, we had no revenues and incurred operating expenses of $19,721, which were primarily comprised of product development, office expenses, and legal and accounting fees.

Material Changes in Financial Condition at March 31, 2011

In order to meet our continuing need for cash, we raised $3,500 from the sale of common stock during the three months ended March 31, 2011. At this time, we have not decided if we will raise more cash through the sale of common stock during the second quarter of 2011.

As of March 31, 2011, we had total current assets of $190,403 and $1,208 in current liabilities for a working capital balance of $189,195. We believe that our cash balance of $95,664 as of March 31, 2011 is sufficient to pay all recurring expenses and current accounts payable during the next twelve month period. Since our management likes to maintain a healthy cash balance, this does not mean that we will not pursue additional equity financing during the next twelve months if financing terms are acceptable. As of December 31, 2010, we had current assets of $206,586 and current liabilities of $1,000, for a working capital balance of $205,586. The decrease in current assets of $16,183 from December 31, 2010 to March 31, 2011 resulted primarily from a decrease in cash of $15,928 and a decrease in inventory of $255.

For the year ended December 31, 2010, we generated gross revenues of $5,760 compared with $0.00 for the year ended December 31, 2009.  This was as a result of the initiation of the sale of our steak timers.  Operating expenses were $57,374 for the year ended December 31, 2010 compared to $75,530 for the year ended December 31, 2009.  This was primarily a result of a major reduction in product development costs.  The primary expenses for the year ended December 31, 2010 were legal and accounting fees and for the year ended December 31, 2009, the primary expenses were legal and accounting fees in addition to product development costs. The net loss decreased from $75,530 in 2009 to $56,164 in 2010.

In 2007 and 2008 we issued 7,170,000 restricted shares of common stock shares and raised a total of $106,100 from a private placement.  In 2009 and 2010, we issued 1,250,000 restricted shares of common stock in a second private placement and raised $250,000. In December of 2010, we issued 125,000 restricted shares of common stock and raised $25,000 in a third private placement.  In January of 2011, we initiated a fourth private placement and to date have raised $ 3,500 from the sale of 15,500 restricted shares of common stock.

During the past twelve months, we have:

1.
Completed the software programming to run the computer chip of the steak timer.  Infinetix in Spokane, Washington completed the software program late in 2008.  Design the electrical circuit board for the patent and prototype.  In January 2009, Infinetix completed a drawing, which was used to apply for our patent.  We burned an LCD screen with characters for the display screen in July 2009.  In December 2009, we selected all the internal components such as the speaker, buttons, color design of the timer, art work on the timer.  We made the necessary adjustments to make the timer smaller, sleeker and sexier, which was completed in December 2010.  We finalized the design casing in January 2011.  In March 2010, we completed the artwork for the cardboard box packaging and completed the instruction manual.

2.	Completed and manufactured the steak timer in July 2010. Our first sale was in August 2010. All invoices have been paid in regard to the manufacturing of the timers.

3.
Entered into a sales agreement with Sharper Image in September 2010 and developed our own website in order to promote our time.  In November 2010, the steak timer was available for sale on the Amazon website.  In December 2010, a mass e-mail campaign to sell the timer was initiated.  About one million e-mails promoting the steak timer were sent out.

Milestones

Our goal for the next twelve months is to concentrate on the continued marketing of our steak timers.

Liquidity and Capital Resources

To meet our need for cash, we raised $278,500 from the sale of common stock during the three months ended March 31, 2011 and an additional $5,000 during May 2011.

As of March 31, 2011, we had $190,403 in total assets and $1,208 in total liabilities for a working capital balance of $189,195. This compares with total assets of $206,586 and total liabilities of $1,000 for a working capital balance of $205,586 as of December 31, 2010.

A decrease of $27,147 in total assets from the prior comparative annual period of March 31, 2010, was primarily attributable to the decrease in cash in during the fourth quarter of 2010 and first quarter of 2011.  Total liabilities increased by $208 as of December 31, 2010 to $14 as of September 30, 2010.

As of March 31, 2011, our total assets were $190,403 and our total liabilities were $1,208.

BUSINESS

General

We were incorporated in the State of Nevada on June 19, 2007.  We maintain our statutory registered agent’s office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 12901 South Buttercup Lane, Spokane, Washington 99224. This is our mailing address as well. Our telephone number is (509) 991-5761.  This is the home of Gregory Ruff, our president.  Mr. Ruff supplies this office space to us on a rent-free basis.

We have limited revenues, have achieved losses since inception, have limited operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

We manufacture and sell steak timers.  Since our inception on June 19, 2007, we have manufactured 10,500 and sold 484 steak timers.  We are currently selling them through Sharper Image and Amazon on the Internet and Sharper Image’s catalogs.

Previous Considerations

Originally we planned to manufacture, sell and market a sun hat.  As we proceeded with our plans we found that we learned from our patent attorney that we may be infringing on the patent of another company and accordingly we abandoned the plan to manufacture the sun hat.  We then decided to shift our focus to the steak timer.

Steak Timer Description

We manufacture and sell steak timers.  The design for the steak timer is owned by Gregory Ruff, our president, and licensed to us.

The steak timer is the size of an individual hand held computer devise.  The timer has input fields that the user needs to make selections for such as cooking choices, if they want their steaks to finish cooking at the same time or independently of each other regardless of thickness / doneness combinations. The user can input up to four different thickness / doneness combinations. Thicknesses range from ¾ to 1 ¾ inches. Doneness ranges from rare to well done. Once this is done, the user starts the timer. The timer alerts the user when to start, rotate each steak for grill marks on both sides, flip and take steaks off heating source by audio beeps and flashing icon fields on the LCD screen. The cooking time is based upon the cooking recommendations of a well known cooking chart. Both the grill and broiler are set to high temperatures.

Manufacturing

The steak timer was designed in Spokane, Washington as well as the software programming and the filing of the patent application.  In February 2010, we entered into a manufacturing contract with Meri LLC in February 2010, a top end line assembly manufacturer located in China.  The contract was for Meri to manufacture, package and ship 10,500 units to our company headquarters.  Payment terms required 50% down payment and the balance due upon receipt of the timers.  The steak timers were manufactured and shipped to our headquarters in the summer of 2010.

Distribution

We started our marketing campaign in March 2010.  We entered into a non-exclusive license with Sharper Image in the early fall of 2010.  Our timer is now being sold on Sharper Image’s web store and was included in their 2010 Holiday catalog.  It is also being sold on the Amazon website.  We also have our own website where our timer is featured at www.mysteakchef.com.  We are soliciting other retail outlets and meat vendors, but as of the date of this registration statement, no agreements have been reached, nor can any assurances be given that these solicitations will ever become agreements.

License

We obtained an exclusive three year license from Gregory Ruff, to market and manufacture the steak timer.  We have agreed to pay all costs associated with the development, manufacturing, and marketing of the steak timer.  We also will pay Mr. Ruff a 20% royalty on the Net Factory Sales Price defined as follows: The gross factory selling price of the product or the US importer’s gross selling price if the steak timer is manufactured abroad, less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to our employees or agents.  The Net Factory Sales Price does not include packing costs, if itemized separately, import and export taxes, excise and other sales taxes, and custom duties, and costs of insurance and transportation, if billed separately, from the place of manufacture if in the U.S., or from the place of importation if manufactured abroad, to the customer’s premises or next point of distribution or sale.  Bona fide returns may be deducted from units shipped into computing the royalty payable after such returns are made.

Patents and Copyrights

We do not own any patents or copyrights.  We do not know if we are or will be infringing on any patents or copyrights.  If we infringe on any patents or copyrights, we will be liable for damages and may be enjoined from conducting our proposed business.  Further, because we have no patent or copyright covering our product, someone could use the information and compete with us and we will have no recourse against him.

On April 26, 2009, Mr. Ruff filed a patent application for the steak timer with the United States Patent and Trademark office, application number 12/386,769.  Even though a patent application has been filed, there is no assurance that a patent will be issued for the steak timer.  We also applied for a trademark with the United States Patent and Trademark office, application number 76/701614 on Feb 16, 2010.   A trademark Notice of Allowance was issued by the US Patent and Trademark Office (USPTO) for “My Steak Chef” on October 19, 2010 – Serial Number 76/701614.

Website

We have developed our own website for our steak timer.  It is www.mysteakchef.com.  The website also has links to Sharper Image and Amazon where anyone interested in purchasing a steak timer can do so.

Convenient Shopping Experience

Our online store is available 24 hours a day, seven days a week and can be reached from the shopper’s home or office.  Our online store enables us to deliver our steak timer to customers in rural or other locations that do not have convenient access to physical stores.

Online Retail Store

Our home page, www.mysteakchef.com, provides customers details about the steak timer as well as hyperlinks to where they can purchase it.  It is easy to navigate through our web store, to place your order and to have it shipped directly to you.

Competition

The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future.  Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, and support, technical and other resources.  Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

Marketing

We have entered into a non-exclusive license agreement with Sharper Image.  Our timer is being sold through Sharper Image’s website and their catalogs.  Our timer is also being sold on Amazon’s website and our website, which directs all orders to either Sharper Image or Amazon.  We did a 1,000,000 email blast campaign in December 2010.  We are seeking other distributors to sell our timer.  We have been unsuccessful to date and no assurances can be given that we will find other distributors to sell our steak timers in the future.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future.  Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation.  If that occurs a judgment could be rendered against us, which could cause us to cease operations.

Employees; Identification of Certain Significant Employees

We currently have no employees, other than our officers and sole director.  We intend to hire additional employees on an as needed basis.

Offices

Our offices are currently located at 12901 South Buttercup Lane, Spokane, Washington 99224. Our telephone number is (509) 991-5761.  This is the home office of our President, Gregory Ruff.  We do not pay any rent to Mr. Ruff and there is no agreement to pay any rent in the future.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, and import and export matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.  In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for the sale of our steak timer.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Gregory Ruff	53	president, principal accounting officer, principal
12901 South Buttercup Lane		executive officer, principal financial officer, secretary,
Spokane, Washington 99224		treasurer and sole member of the board of directors

Craig Littler	69	vice president
1025 Ocean Avenue
Santa Monica, California 90403

Background of officers and directors

Gregory Ruff

Since our inception, Gregory Ruff has been our president, principal accounting officer, principal executive officer, principal financial officer, secretary, treasurer and sole member of our board of directors.  From January 2009 to August 2009, Mr. Ruff was a registered representative with Spartan Securities Group Ltd. in its Spokane, Washington office. Spartan Securities Group Ltd. is a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.  Mr. Ruff is no longer associated with any broker-dealer and is not a NASD member.  From July 2007 to July 2010,  Mr. Ruff was the president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer, and a director of QE Brushes, Inc., a Nevada corporation engaged in the business of developing, manufacturing, and selling toothbrushes specifically for use by pet owners to clean canine and feline mouths.  QE Brushes, Inc. filed a Form S-1 registration statement with the SEC, file no. 333-157970, on March 16, 2009 registering 475,000 shares of common stock for resale by certain selling shareholders named therein.  In July 2010, QE Brushes acquired Virtual Medical International, Inc. and changed its business purpose to operating two public portal medical related websites.  Since December 2006, Mr. Ruff has been engaged in making personal investments for his own benefit.  From 1996 to December 2006, Mr. Ruff was employed as a trader and registered representative with Public Securities Company, a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA) located in Spokane, Washington.  Mr. Ruff’s duties included assisting companies in their 15C2-11 filing process for listings on the OTCBB and Pink Sheets as well as raising venture capital. Mr. Ruff graduated from Gonzaga University in 1981 with a BBA in accounting and from Pepperdine School of Law in 1984 with a Juris Doctorate degree.

Craig Littler

Since our inception, Craig Littler has been our vice president.  From July 2007 to July 2010, Mr. Littler was a director of QE Brushes, Inc., a Nevada corporation engaged in the business of developing, manufacturing, and selling toothbrushes specifically for use by pet owners to clean canine and feline mouths.  QE Brushes, Inc. filed a Form S-1 registration statement with the SEC, file no. 333-157970, on March 16, 2009 registering 475,000 shares of common stock for resale by certain selling shareholders named therein.  In July 2010, QE Brushes acquired Virtual Medical International, Inc. and changed its business purpose to operating two public portal medical related websites.  From 1995 to 2002, he owned and operated Executive Recruiting Company.  Mr. Littler graduated from the American Academy of Dramatic Arts with a theatre/drama degree in 1963.  Mr. Littler has worked as an actor from 1961 to present.

During the past ten years, Messrs. Ruff and Littler have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

There are no conflicts of interest as a result of Mr. Ruff’s and Mr. Littler’s activities.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from January 1, 2008 through December 31, 2010.  Since December 31, 2010, we have not paid any compensation to our officers and sole director.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-	Nonqual-
						Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	($)	($)	($)	($)
Gregory Ruff	2010	0	0	0	0	0	0	0	0
President & Treasurer	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

Craig Littler	2010	0	0	0	0	0	0	0	0
Vice President	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

We have not paid any salaries in 2010, and we do not anticipate paying any salaries at any time in 2011. We will not begin paying salaries until we have adequate funds to do so.

The following table sets forth the compensation paid by us from to our sole director for the year ending December 31, 2010.  This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Gregory Ruff	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this memorandum, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Name and Address	Number of	Percentage of
Beneficial Owner	Shares	Ownership
Gregory Ruff	5,000,000	58.22%
12901 South Buttercup Lane
Spokane, WA 99224

Craig Littler	1,250,000	14.56%
1025 Ocean Avenue
Santa Monica, CA 90403

All officers and directors as a group
(2 individuals)	6,250,000	72.78%

[1]	The people named above may be deemed to be a “parent” and “promoter” of our company. Messrs. Ruff and Littler are our only promoters.

Future sales by existing stockholders

A total of 6,250,000 shares of common stock were issued to Gregory Ruff and Craig Litter, our officers and directors, all of which were restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be only sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year from the date we file a Form 8-K disclosing we are no longer a “shell company”.  Shares of common stock being sold pursuant to this registration statement may be sold by Messrs. Ruff and Littler immediately without regards to Rule 144.

There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 72 holders of record for our common stock, who collectively own 8,587,500 restricted shares of our common stock.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number	Percentage of	Number of	offering assuming
	of shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Adams, Timothy	90,000	1.05%	50,000	0.47%
Adams, Melinda	50,000	0.58%	50,000	0%
Adams, Marion	10,000	0.12%	10,000	0%
Anderson, John	25,000	0.27%	25,000	0%
Anton, Albert	20,000	0.23%	20,000	0%
Baghdanov, Bill	20,000	0.23%	20,000	0%
Bickelhaupt, Blaine & Julie	25,000	0.29%	25,000	0%
Brull, Joel	12,500	0.15%	12,500	0%
Dodd, Mike	5,000	0.06%	5,000	0%
Dotoli, Gustave	35,000	0.41%	25,000	0.12%
Durando, Ronald	40,000	0.47%	25,000	0.17%
Edmond, Carolyn	2,500	0.03%	2,500	0%
Farrell, Fred	55,000	0.64%	25,000	0.35%
Goossen, Steve	30,000	0.35%	30,000	0%
Grigorieff, Bill & Fenya	120,000	1.40%	70,000	0.58%
Grigorieff, John	25,000	0.29%	25,000	0%
Hayward, Brendan	12,500	0.15%	12,500	0%
Hillbush, Barbara	25,000	0.29%	25,000	0%
Hillman, Jacob	5,000	0.06%	5,000	0%
Honig, Rivka	25,000	0.29%	25,000	0%
Hoover, Shawn	25,000	0.29%	25,000	0%
Jameson Capital LLC [1]	5,000	0.06%	5,000	0%
Jens, Gregory	45,000	0.52%	25,000	0.23%
Jording, Justin	25,000	0.29%	25,000	0%
Kohn, Jacob	50,000	0.58%	50,000	0%
Kohn, Tali	50,000	0.58%	50,000	0%
Littler, Alana [2]	35,000	0.41%	25,000	0.12%
Littler, Craig [8]	1,250,000	14.56%	350,000	10.48%
Littler, Janice [2]	25,000	0.29%	25,000	0%
Lizzio, John	10,000	0.12%	10,000	0%
Maana Enterprises Inc [3]	15,000	0.17%	5,000	0.12%
Marich, Kenneth & Barbara	50,000	0.58%	40,000	0.12%
Mendrin, Jason	10,000	0.17%	10,000	0%
Mohun, Reggie	25,000	0.29%	25,000	0%
Mumolo, Anthony	15,000	0.17%	15,000	0%
North American Surveillance Systems Inc. [4]	50,000	0.58%	50,000	0%
O'Brian, Robert	25,000	0.29%	25,000	0%
Pearson, Charline	65,000	0.76%	35,000	0.35%
Pearson, John	100,000	1.16%	50,000	0.58%
Plummer, Christoph	5,000	0.06%	5,000	0%
Rosenberg, David	175,000	2.03%	125,000	0.58%
Ruff, Doris [2]	150,000	1.75%	25,000	1.46%
Ruff, Gregory [8]	5,000,000	58.22%	1,400,000	41.92%
Silverstein, Steven	20,000	0.23%	20,000	0%
Spitzer, Elliot	10,000	0.17%	10,000	0%
Springs Partners LLC [5]	25,000	0.29%	25,000	0%
Stern, Zoltan	25,000	0.29%	25,000	0%
Sternfeld, Murray	35,000	0.41%	25,000	0.12%
Teitelbaum, Joshua	50,000	0.58%	50,000	0%
United Chocolate Corp. [6]	100,000	1.16%	50,000	0.58%
Vaughn, Calvin	25,000	0.29%	25,000	0%
West Highland Inc. [7]	50,000	0.58%	50,000	0%

TOTAL	8,182,500	95.28%	3,167,500	63.11%

[1]	Jameson Capital LLC exercise voting and dispositive control over the shares of common stock owned by Timothy Orr.
[2]	Doris Ruff is the mother of Gregory Ruff, Janice Littler is the sister-in-law of Craig Littler, and Alana Littler is the daughter of Craig Littler.
[3]	Robert Baron exercises voting and dispositive control over the shares of common stock owned by Maana Enterprises Inc.
[4]	Richard McCourt exercises voting and dispositive control over the shares of common stock owned by North American Surveillance Systems Inc.
[5]	John Evans exercises voting and dispositive control over the shares of common stock owned by Springs Partners LLC.
[6]	David Rosenberg exercises voting and dispositive control over the shares of common stock owned by United Chocolate Corp.
[7]	Kenneth Brannon exercises voting and dispositive control over the shares of common stock owned by West Highland Inc.
[8]	Officer or director and thereby is deemed an underwriter.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

No selling shareholder is an affiliate of a registered broker dealer.

The following is a summary of the issuances of all shares:

*
In July 2007, we issued 6,250,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The purchase price of the shares was $14,100.  The shares were purchase by our two officers, Greg Ruff and Craig Littler.  Both individuals were furnished the same information that could be found in Part I of a Form S-1 registration statement and both persons are sophisticated investors.

*
On December 30, 2008, we issued 920,000 shares of common stock to 37 individuals in consideration of $0.10 per share or a total of $92,000.  The foregoing 920,000 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In December 2009, we issued 792,500 shares of common stock to 25 investors pursuant to the exemption from registration set forth in Regulation 506 of the Securities Act of 1933.  The purchase price of the shares was $158,500.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In December 2010, we issued 582,500 shares of common stock to 27 individuals in consideration of $0.20 per share or a total of $116,500.  The foregoing 582,500 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In March 2011, we issued 17,500 shares of common stock to 2 individuals in consideration of $0.20 per share or a total of $3,500.  The foregoing 17,500 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*	In May 2011, we issued 25,000 shares of common stock to one individual in consideration of $0.20 per share or a total of $5,000.

Future Sales of Shares

A total of 8,587,500 shares of common stock are issued and outstanding. Of the 8,587,500 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933.  3,167,500 are being offered for resale by the selling shareholders described above.

Shares purchased in this offering will be immediately resalable without any restriction of any kind.

MARKET FOR OUR COMMON STOCK

Our stock is listed for trading on the Bulletin Board operated the Financial Industry Regulatory Authority (FINRA) on OTCBB under the symbol “KOKX.” There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.

Fiscal Year
2010	High Bid	Low Bid
Fourth Quarter: 10/1/10 to 12/31/10	$0.74	$0.13
Third Quarter: 7/1/10 to 9/30/10	$0.74	$0.30
Second Quarter: 4/1/10 to 6/30/10	$0.80	$0.58
First Quarter: 1/1/10 to 3/31/10	$1.49	$0.15

Fiscal Year
2009	High Bid	Low Bid
Fourth Quarter: 10/1/09 to 12/31/09	$0	$0
Third Quarter: 7/1/09 to 9/30/09	$0	$0
Second Quarter: 4/1/09 to 6/30/09	$0	$0
First Quarter: 1/1/09 to 3/31/09	$0	$0

Holders

On May 24, 2011, we had 72 shareholders of record of our common stock.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 58.14% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Empire Stock Transfer, Inc., 7251 West Lake Mead Boulevard, Las Vegas, Nevada 89128.  Its telephone number is (702) 562-4037.

CERTAIN TRANSACTIONS

On August 14, 2007, we issued 5,000,000 restricted shares of common stock to Gregory Ruff, our president and sole director, in consideration of $1,300.  On August 14, 2007, we issued 1,250,000 restricted shares of common stock to Craig Littler, our vice president, in consideration of $2,800 and $10,000 was an advance for our attorney’s legal services. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  Messrs. Ruff and Littler were furnished with all of the information that is contained in a registration statement and are sophisticated investors.  No commission was paid to anyone in connection with the sale of shares to Messrs. Ruff and Littler.

We obtained an exclusive three year license from Gregory Ruff, to market and manufacture the steak timer.  We have agreed to pay all costs associated with the development, manufacturing, and marketing of the steak timer.  We also will pay Mr. Ruff a 20% royalty on the Net Factory Sales Price defined as follows: The gross factory selling price of the product or the US importer’s gross selling price if the steak timer is manufactured abroad, less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to our employees or agents.  The Net Factory Sales Price shall not include packing costs, if itemized separately, import and export taxes, excise and other sales taxes, and custom duties, and costs of insurance and transportation, if billed separately, from the place of manufacture if in the U.S., or from the place of importation if manufactured abroad, to the customer’s premises or next point of distribution or sale.  Bona fide returns may be deducted from units shipped into computing the royalty payable after such returns are made.

Mr. Ruff allows us to use approximately 144 square feet of space at this home for our operations.  Mr. Ruff does not charge us for the use of the space.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2008, included in this prospectus have been audited by MaloneBailey, LLP, Independent Registered Public Accounting Firm, 10350 Richmond, Suite 800, Houston, Texas 77042, telephone (713) 343-4200, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Audited financial statements for the periods ended December 31, 2010 and December 31, 2009. Balance Sheets as of December 31, 2010 and December 31, 2009, Statements of Expenses and Cash Flows for the twelve months ended December 31, 2010 and 2009 follow:

KOKO, LTD.
(A Development Stage Company)
Balance Sheets (Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash	$95,664	$111,592
Inventory	94,739	94,994
Total Assets	$190,403	$206,586

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,208	$1,000
Total Current Liabilities	1,208	1,000

Stockholders’ Equity
Preferred stock, $.00001 par, 100,000,000 shares authorized, no
shares issued or outstanding	-	-
Common stock, $.00001 par, 100,000,000 shares authorized,
8,562,500 and 8,545,000 shares issued and outstanding, respectively	86	86
Additional paid-in capital	384,514	381,014
Deficit accumulated during the development stage	(195,405)	(175,514)

Total Stockholders’ Deficit	189,195	205,586

Total Liabilities and Stockholders’ Deficit	$190,403	$206,586

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
Statements of Expenses (Unaudited)

			From Inception
			(June 19, 2007)
	Three Month Period		Through
	Ended March 31,		March 31,
	2011	2010	2011
GROSS REVENUES	$60	$-	$5,820
Cost of goods sold	38	-	4,588
GROSS PROFIT	22	-	1,232

OPERATING EXPENSES:
Legal fees	$12,956	$7,516	$69,616
Promotional expense	218	-	218
Accounting fees	3,890	3,500	47,885
Office expense	2,104	4,447	21,162
License and fees	-	315	11,124
Travel expense	746	-	746
Product development costs	-	3,943	45,886
Total operating expenses	19,914	19,721	196,637

Net Loss	$(19,892)	$(19,721)	$(195,405)

Weighted average number of shares issued	8,560,167	8,324,800
Basic and diluted net loss per share	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
Statements of Cash Flows (Unaudited)

			From Inception
			(June 19, 2007)
	Three Months Ended		Through
	March 31,		March 31,
	2011	2010	2011
Cash Flows From Operating Activities
Net Loss	$(19,892)	$(19,721)	$(195,407)
Adjustments to reconcile net loss to net cash
used in operating activities:
Common stock subscribed for services	-	-	10,000
Changes in assets and liabilities:
Inventory	256	(48,000)	(94,737)
Accounts payable	208	414	1,208
Total Cash (Used) by Operating Activities	(19,428)	(67,307)	(278,936)

Cash Flows From Financing Activities
Payment on advances from shareholders	-	(6,200)	-
Sale of common stock to founder	-	-	1,300
Sale of common stock	3,500	87,000	373,300
Total Cash Provided by Financing Activities	3,500	80,800	374,600

Net Increase in Cash	(15,928)	13,493	95,664

Cash at Beginning of Period	111,592	156,057	-

Cash at End of Period	$95,664	$169,550	$95,664

Supplemental Disclosure of Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The unaudited financial statements of Koko, LTD. (Koko, “The Company”) included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended December 31, 2010, included in The Company’s Form 10-K.

The financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation. The results for interim periods are not necessarily indicative of trends or of results to be expected for the full year ended December 31, 2011.

NOTE 2 – GOING CONCERN

During the three months ended March 31, 2011, Koko incurred a net loss and had negative cash flows from operations. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if Koko is unable to continue as a going concern.

For the immediate future the Company will raise operating capital via a private placement sale of restricted common stock to accredited investors. Koko is currently involved in its third offering of this type. Koko began its third stock offering on December 15, 2010, and it is still open. When this third stock offering is closed, the company plans to file a registration statement with the SEC in order to register all of the shares of common stock from the second and third stock offerings.

The Company is aware that in order to become profitable and competitive, they will have to be able to attract customers and generate significant revenues.  Koko has no assurance that future equity or debt financing will be available to the Company. If this additional financing is not available, Koko may be unable to continue, develop or expand their operations. In addition, equity financing could result in additional dilution to existing shareholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Koko, Ltd.
(a development stage company)
Spokane, Washington

We have audited the accompanying balance sheets of Koko, Ltd. (a development stage company) (“Koko”) as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended then ended and the period from June 19, 2007 (inception) to December 31, 2010. These financial statements are the responsibility of Koko’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Koko as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and the period from June 19, 2007 (inception) through December 31, 2010 to described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Koko will continue as a going concern. As discussed in Note 4 to the financial statements, Koko has suffered losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
www.malonebailey.com
Houston, Texas
April 12, 2011

KOKO, LTD.
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$111,592	$156,057
Inventory	94,994
Total Assets	$206,586	$156,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,000	$407
Advances from shareholder	-	10,400
Total Current Liabilities	1,000	10,807

Stockholders’ Equity
Preferred stock, $.00001 par, 100,000,000 shares authorized, no
shares issued or outstanding	-	-
Common stock, $.00001 par, 100,000,000 shares authorized, 8,545,000
and 7,962,500 shares issued and outstanding, respectively	86	80
Additional paid-in capital	381,014	264,520
Deficit accumulated during the development stage	(175,514)	(119,350)

Total Stockholders’ Equity	205,586	145,250

Total Liabilities and Stockholders’ Equity	$206,586	$156,057

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
Statements of Operations

				From June 19,
				2007 (inception)
	Twelve Months Ended			through
	December 31,			December 31,
	2010	2009		2010
GROSS REVENUES	$5,760	$-		$5,760
Cost of goods sold	4,550	-		4,550
GROSS PROFIT	1,210	-		1,210

OPERATING EXPENSES:
Legal and professional fees	18,229	13,981		56,660
Accounting fees	18,746	16,668		43,996
Office expense	15,632	2,318		19,058
License and fees	1,199	6,200		11,124
Product development costs	3,568	36,363		45,886
Total operating expenses	57,374	75,530		176,724

Net Loss	$(56,164)	$(75,530)		$(175,514)

Weighted average number of common shares subscribed	8,399,550	7,182,616		N/A
Basic and diluted net loss per common share	$(0.01)	$(0.01)	$	N/A

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
Statements of Changes in Stockholders’ Equity (Deficit )

				Deficit
				Accumulated
	Common Stock Issued		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total
BALANCE, June 19, 2007 (Date of
inception)	-	$-	$-	$-	$-

Sale of common stock to founder
at inception for cash at $.00026	5,000,000	50	1,250	-	1,300

Sale of common stock for :
Cash at $.01024	273,438	3	2,797		2,800
Services at $.01024	976,562	10	9,990		10,000

Net loss	-	-	-	(25,020)	(25,020)

BALANCE, December 31, 2007	6,250,000	63	14,037	(25,020)	(10,920)

Sale of common stock for :
Cash at $.10	920,000	9	91,991	-	92,000

Net loss	-	-	-	(18,800)	(18,800)

BALANCE, December 31, 2008	7,170,000	72	106,028	(43,820)	62,280

Sale of common stock for :
Cash at $.20	792,500	8	158,492	-	158,500

Net loss	-	-	-	(75,530)	(75,530)

BALANCE, December 31, 2009	7,962,500	80	264,520	(119,350)	145,250

Sale of common stock for :
Cash at $.20	582,500	6	116,494	-	116,500

Net loss				(56,164)	(56,164)

BALANCE, December 31, 2010	8,545,000	$86	$381,014	$(175,514)	$205,586

The accompanying notes are an integral part of these financial statements.
F-8

KOKO, LTD.
(A Development Stage Company)
Statements of Cash Flows

			From June 19,
	Years Ended		2007 (inception)
	December 31,		through
	2010	2009	2010
Cash Flows From Operating Activities
Net Loss	$(56,164)	$(75,530)	$(175,514)
Adjustments to reconcile net loss to net cash
used in operating activities:
Common stock subscribed for services	-	-	10,000
Changes in assets and liabilities:
Inventory	(94,994)		(94,994)
Accounts payable	593	(10,153)	1,000
Total Cash Used in Operating Activities	(150,565)	(85,683)	(259,508)

Cash Flows From Financing Activities
Payments on advances from shareholders	(10,400)	(1,100)	-
Sale of common stock to founder	-	-	1,300
Sale of common stock	116,500	158,500	369,800
Total Cash Provided by Financing Activities	106,100	157,400	371,100

Net Increase (Decrease) in Cash	(44,465)	71,717	111,592

Cash at Beginning of Period	156,057	84,340	-

Cash at End of Period	$111,592	$156,057	$111,592

Supplemental Disclosure of Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

KOKO, LTD.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Koko, Ltd. (“Koko” or the “Company”) was incorporated on June 19, 2007, in the State of Nevada. Koko is a Development Stage Company as defined by ASC 915-10, Accounting and Reporting by Development Stage Enterprises. Koko is currently seeking funding in order to begin operations to complete the final design, outsource manufacturing and market a freestanding steak timer that predetermines and regulates the cooking time of a steak, based on simple data inputted by the user.

The accompanying audited financial statements of Koko, Ltd., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission.

Summary of Significant Accounting Policies:

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates used herein include those relating to management’s estimate of market value of contracts and real estate held in inventory. It is reasonably possible that actual results could differ from those and other estimates used in preparing these financial statements and such differences could be material.

Cash and cash equivalents – Cash and cash equivalents consist of demand deposits, including interest-bearing accounts, held in a local bank. The Company considers all highly liquid investments purchased, with an original maturity of three months or less, to be a cash equivalent.

Inventory policy - Inventories are stated at the lower of cost or market. The first–in, first–out (FIFO) method is used to determine cost. At December 31, 2010, the inventory balance consisted of only finished goods.

Revenue recognition - Revenue is derived exclusively from the sale of goods and is measured at the fair value of consideration received or receivable. All revenue is recognized at the point of sale as all products are sold exclusive of a right of return. The point of sale is when title has passed to the customer, a purchase order has been received, collectivity is certain, and the goods have been delivered.

Income tax – Deferred taxes are provided, when material, on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets, subject to a valuation allowance, are recognized for future benefits of net operating losses being carried forward.

KOKO, LTD.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

Earnings per share – Basic earnings per common share has been computed on the basis of the weighted-average number of common shares outstanding during the period presented.

Stock-based Compensation - Koko accounts for stock options as prescribed by ASC 718 and discloses pro forma information as also provided by ASC 718, “Accounting for Stock Based Compensation,” when applicable. Shares of restricted common stock that are issued to employees and consultants for services are recorded as expense based upon management’s estimate of the fair value of the shares at the time of issuance and the value of services rendered.

Fair Value of Financial Instruments - Koko financial instruments will consist mainly of cash and cash equivalents, accrued expenses and notes payable. Due to the short-term nature of these instruments, the carrying amounts of the Company’s cash and cash equivalents, accrued expenses and notes payable approximate fair value.

Accounting Pronouncements - Koko does not believe the adoption of recently issued accounting pronouncements will have an impact on The Company’s financial position, results of operations, or cash flows.

NOTE 2 – COMMON STOCK

Koko issued 5,000,000 shares at inception for $1,300 cash. In August 2007, Koko issued 976,562 common shares for legal services paid on behalf of the Company by a shareholder and valued at $10,000 and 273,438 common shares for cash $2,800.

In a six month period commencing in July of 2008 and ending in December of 2008, the Company sold 920,000 shares of common stock to accredited investors and a limited amount of non-accredited investors at $.10 per share for total consideration of $92,000. No commissions or expenses were incurred in connection with this private placement.

In December of 2009, the Company sold 792,500 shares of common stock to accredited investors and a limited amount of non-accredited investors at $.20 per share for total consideration of $158,500. No commissions or expenses were incurred in connection with this private placement.

In December of 2010, the Company sold 582,500 shares of common stock to accredited investors and a limited amount of non-accredited investors at $.20 per share for total consideration of $116,500. No commissions or expenses were incurred in connection with this private placement.

NOTE 3- RELATED PARTY TRANSACTIONS

The shareholders have periodically advanced the Company monies for expenses. These amounts are unsecured and bear no interest and totaled $11,500 as of December 31, 2008. During the twelve months ended December 31, 2009, Koko reduced this balance by $1,100, bringing the advances from shareholders balance to $10,400 at December 31, 2009. The balance of $10,400 was paid in full in 2010.

KOKO, LTD.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

Koko’s offices are in the home of the Company’s president on a rent free month to month basis.

NOTE 4- GOING CONCERN

During 2010, Koko incurred a net loss and had negative cash flows from operations. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Koko is unable to continue as a going concern.

For the immediate future the Company will raise operating capital via a private placement sale of restricted common stock to accredited investors. Koko is currently involved in its third offering of this type. Koko began its third stock offering on December 15, 2010, and it is still open. When this third stock offering is closed, the company plans to file a registration statement with the SEC in order to register all of the shares of common stock from the second and third stock offerings.

The Company is aware that in order to become profitable and competitive, they will have to be able to attract customers and generate significant revenues. Koko has no assurance that future equity or debt financing will be available to the Company. If this additional financing is not available, Koko may be unable to continue, develop or expand their operations. In addition, equity financing could result in additional dilution to existing shareholders.

NOTE 5 - INCOME TAXES

Koko has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 2010, Koko had net operating losses of approximately $165,500, which begins to expire in 2028.

Significant components of Koko’s deferred income tax assets at December 31, 2010 and 2009 are as follows:

	Years Ended
	12/31/10	12/31/09
Deferred income tax asset	$54,409	37,000
Valuation allowance	(54,409)	(37,000)
Net deferred tax asset	$-0-	$-0-

NOTE 6 – SUBSEQUENT EVENTS

The Company reviewed their corporate and accounting records and determined that there were no reportable events subsequent to December 31, 2010.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$63.91
Printing Expenses	1,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	20,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	0.00
TOTAL	$31,063.91

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 3 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

*
In July 2007, we issued 6,250,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The purchase price of the shares was $14,100.  The shares were purchase by our two officers, Greg Ruff and Craig Littler.  Both individuals were furnished the same information that could be found in Part I of a Form S-1 registration statement and both persons are sophisticated investors.

*
On December 30, 2008, we issued 920,000 shares of common stock to 37 individuals in consideration of $0.10 per share or a total of $92,000.  The foregoing 920,000 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In December 2009, we issued 792,500 shares of common stock to 25 investors pursuant to the exemption from registration set forth in Regulation 506 of the Securities Act of 1933.  The purchase price of the shares was $158,500.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In December 2010, we issued 582,500 shares of common stock to 27 individuals in consideration of $0.20 per share or a total of $116,500.  The foregoing 582,500 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*
In March 2011, we issued 17,500 shares of common stock to 2 individuals in consideration of $0.20 per share or a total of $3,500.  The foregoing 17,500 shares of common stock were issued pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.  A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*	In May 2011, we issued 25,000 shares of common stock to one individual in consideration of $0.20 per share or a total of $5,000.

ITEM 16.	EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	3/12/09	3.1

3.2	Bylaws.	S-1	3/12/09	3.2

4.1	Specimen Stock Certificate.	S-1	3/12/09	4.1

14.1	Code of Ethics.

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	License Agreement with Gregory Ruff.				X

10.2	Manufacturing Agreement with Meri LLC.				X

10.3	License Agreement with Sharper Image.				X

23.1	Consent of MaloneBailey, LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.2	Audit Committee Charter.	10-K	4/01/10	99.2

99.3	Disclosure Committee Charter.	10-K	4/01/10	99.3

ITEM 17.	UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington on this 13th day of June, 2011.

KOKO LTD.
(the “Registrantˮ)

BY:	GREGORY RUFF
Gregory Ruff
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and sole member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

GREGORY RUFF	President, Principal Executive Officer,	June 13, 2011
Gregory Ruff	Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and sole member of the Board of Directors

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	3/12/09	3.1

3.2	Bylaws.	S-1	3/12/09	3.2

4.1	Specimen Stock Certificate.	S-1	3/12/09	4.1

14.1	Code of Ethics.

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	License Agreement with Gregory Ruff.				X

10.2	Manufacturing Agreement with Meri LLC.				X

10.3	License Agreement with Sharper Image.				X

23.1	Consent of MaloneBailey, LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.2	Audit Committee Charter.	10-K	4/01/10	99.2

99.3	Disclosure Committee Charter.	10-K	4/01/10	99.3